UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                SEC File Number:
                                  FORM 12b-25
                                 CUSIP Number:


                           NOTIFICATION OF LATE FILING

(Check  One):  ( ) Form 10-KSB  ( ) Form 20-F  ( ) Form 11-K (X) Form 10-QSB
               ( ) Form N-SAR

     For  Period  Ended: October 30, 2002
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     ( )     Transition  Report  on  Form  10-K
     ( )     Transition  Report  on  Form  20-F
     ( )     Transition  Report  on  Form  11-K
     ( )     Transition  Report  on  Form  10-Q
     ( )     Transition  Report  on  Form  N-SAR

     For  the  Transition  Period  Ended:
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  Read Instructions (on back page) Before Preparing Form, Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



                         PART I - REGISTRANT INFORMATION



Anza Innovations, Inc.
Full  Name  of  Registrant


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Former  Name  if  Applicable



2811 State St.
Address  of  Principal  Executive  Office  (Street  and  Number)



San Diego CA 92103
City,  State  and  Zip  Code

                        PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           | (a)     The  reasons  described in reasonable detail in Part III of
           |         this  form  could  not  be  eliminated without unreasonable
           |         effort or expense;
           |
           | (b)     The  subject  annual report, semi-annual report, transition
           |         report  on  Form 10-KSB,  Form 20-F,  11K,  Form N-SAR,  or
 (X)       |         portion thereof, will be filed on or before  the  fifteenth
           |         calendar day following  the  prescribed  due  date; or  the
           |         subject  quarterly  report of transition report on the Form
           |         10-QSB, or portion thereof will be filed on or  before  the
           |         fifth  calendar day following the prescribed  due date; and
           |
           | (c)     The  accountant's  statement  or  other exhibit required by
           |         Rule  12b-25(c)  has  been  attached  is  applicable.

                              PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portions thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


     Mark Zouvas                       949                   487-7295
          (Name)                    (Area  Code)            (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no identify report(s).

YES (X      NO ( )



(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

YES ( )      NO (X)


If so, attach an explanation of the anticipated change, both narrative and quantitative, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             Anza Innovations, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:          12/16/02                     By: /s/Mark Zouvas
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     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than the executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).l
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1. This form is required by Rule 12b-25 (17 CFR 240, 12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each nations securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.